Exhibit 10.1

Compensation of Chairman of the Board

The non-executive Chairman of the Board of Directors of Torchmark Corporation shall be paid, effective upon his June 2013 retirement as Executive Chairman and an employee of Torchmark Corporation, as follows:

(1)	$50,000 per year as a non-executive Chairman of the Board Fee, pro-rated for months of service;

(2)	$90,000 per year Annual Cash Retainer as a non -employee director, pro-rated for months of service; and

(3)	Commencing for 2014, $100,000 per year Annual Equity Retainer as a non-employee director in the form of options, restricted stock or restricted stock units based upon his timely election, pro-rated for months of service.